SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                   FORM 8-A/A
                                 Amendment No. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              DIANON Systems, Inc.
 ------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                 Delaware                                     06-1128081
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 (State  of incorporation organization)       (IRS Employer Identification No.)


200 Watson Boulevard, Stratford, Connecticut                    06615
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 (Address of principal executive offices)                     (Zip Code)



If this form relates to the registration         If this form relates to the
of a class of securities pursuant to             registration of a class of
Section 12(b) of the Exchange Act and is         securities pursuant to Section
effective pursuant to General                    12(g) of the Exchange Act and
Instruction A.(c), please check the              is effective pursuant to
following box.                                   General Instruction A.(d),
                                                 please check the following
                                                 box. /X/


Title of each class                       Name of each exchange on which
to be so registered                       each class is to be registered
-------------------------------           --------------------------------------
Preferred Stock Purchase Rights           National Association of Securities
                                          Dealers National Market System

This Amendment No. 2 on Form 8A/A amends the Form 8-A filed by Dianon Systems, Inc., a Delaware corporation ("Dianon"), on May 9, 1994 with respect to Dianon's Preferred Stock Purchase Rights.

Item 1.     Description of Registrant's Securities to be Registered.
            -------------------------------------------------------

In connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 10, 2002, between Laboratory Corporation of America Holdings ("LabCorp"), DaVinci Development, Inc. and Dianon Systems, Inc., Dianon and American Stock Transfer and Trust Company (the "Rights Agent"), entered into Amendment No. 2 to Rights Agreement, dated as of November 10, 2002 (the "Amendment No. 2 to Rights Agreement"), amending the Rights Agreement dated as of April 29, 1994, as amended as of October 4, 1995 ("Rights Agreement"), in order to provide that neither LabCorp nor any of its Affiliates and Associates (as defined in the Rights Agreement) shall be deemed to be an Acquiring Person (as defined in the Rights Agreement), no Distribution Date (as defined in the Rights Agreement) will have occurred, will occur or will be deemed to occur as a result of the execution and delivery of the Merger Agreement or the announcement thereof or as a result of or arising out of the consummation of the Merger as contemplated by the Merger Agreement.

The foregoing description of the Amendment No. 2 to Rights Agreement is qualified in its entirety by reference to the Amendment No. 2 to Rights Agreement, a copy of which is filed herewith as Exhibit 1 and such Exhibit is incorporated herein by reference.

Item 2.           Exhibits.
                  --------

1 Amendment No. 2 to Rights Agreement, dated as of November 10, 2002, between Dianon Systems, Inc. and American Stock Transfer and Trust Company, as Rights Agent.

                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.





                                      DIANON Systems, Inc.

Date:  November 12, 2002

                                       /s/ David R. Schreiber
                                       --------------------------------------
                                      Name:  David R. Schreiber
                                      Title: Senior Vice President, Finance
                                             and Chief Financial Officer
                                             (Principal Financial Officer
                                             and Principal Accounting Officer)

                                INDEX OF EXHIBITS

Exhibit No.       Description

1 Amendment No. 2 to Rights Agreement, dated as of November 10, 2002, between Dianon Systems, Inc. and American Stock Transfer and Trust Company, as Rights Agent.